UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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KVH INDUSTRIES, inc.
(Name of Registrant as Specified in Its Charter)

VIEX OPPORTUNITIES FUND, LP – SERIES ONE

VIEX SPECIAL OPPORTUNITIES FUND II, LP

VIEX GP, LLC

VIEX SPECIAL OPPORTUNITIES GP II, LLC

VIEX CAPITAL ADVISORS, LLC

ERIC SINGER

BRADLEY L. RADOFF

PETER T. SHAPER

JOHN MUTCH

POTOMAC CAPITAL PARTNERS V, LP

POTOMAC CAPITAL MANAGEMENT V LLC

POTOMAC CAPITAL MANAGEMENT, INC.

PAUL J. SOLIT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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VIEX Opportunities Fund, LP – Series One (“Series One”), together with the other participants named herein (collectively, “VIEX”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of KVH Industries, Inc., a Delaware corporation (the “Company”).

On June 4, 2021, CorpGov.com published an article on its website, which includes the below quote from Eric Singer, managing member of VIEX Capital Advisors, LLC:

“We believe KVH shareholders should be appalled by the Board’s multi-million-dollar campaign to misrepresent the PLX case and smear Mr. Singer. The Board’s recent presentation even goes as far as to claim Mr. Singer was ‘censured’ – a statement that is completely false and which reinforces the company’s lack of credibility. The reality is that since 2018, Mr. Singer has been repeatedly re-nominated as a director of two other publicly-traded technology companies and received recommendations from leading proxy advisory firms. His fellow directors at those companies have thought enough of his integrity and ethics to appoint him to the roles of Chairman and Lead Independent Director, respectively. He is the right director at the right time for KVH, which has lost money for years and is now spending 5% of its cash on a fight after taking a nearly $7 million PPP loan.”